Exhibit 99.1

                                  Press Release

NETCURRENTS AND KROLL RISK CONSULTING SERVICES TO FORM EXCLUSIVE GLOBAL STRATEGIC ALLIANCE TO OFFER ENHANCED INTERNET INTELLIGENCE SERVICES TO CORPORATIONS, INDIVIDUALS, GOVERNMENTS

          KROLL TO RECEIVE WARRANTS TO PURCHASE UP TO 5 PERCENT OF NETCURRENTS COMMON STOCK AT $4.00 PER SHARE

BURLINGAME, Calif. & NEW YORK (Aug. 2, 2000) NetCurrents Inc. (Nasdaq:NTCS), The Premier Internet Intelligence Agency, and Kroll Risk Consulting Services division ("Kroll") of the Kroll-O'Gara Company (Nasdaq: KROG), today jointly announced that they have executed a Letter of Intent for the formation of an exclusive global strategic alliance to offer enhanced Internet intelligence services to corporations, individuals and governments.

The strategic alliance will allow Kroll and NetCurrents to provide their clients around the world with a full range of risk mitigation and asset protection services.

Kroll is a leading worldwide investigations and intelligence firm, servicing more than 25,000 clients through its global network of 60 offices in 19 countries. The companies will share offices in major cities throughout the world where Kroll is currently based.

Under the terms of the alliance, NetCurrents and Kroll will establish an exclusive Internet based product line, designed specifically for the investigations, intelligence and security markets, using the NetCurrents and Kroll brand names and integrating NetCurrents' patent pending, real time, proprietary FIRST technology (Fast Internet Real-Time Search Technology).

Supported by a focused marketing campaign, the companies will utilize a joint sales force of approximately 165 people from both companies, who will sell the products to the worldwide investigations, intelligence and security markets.

Kroll and NetCurrents will also expand Kroll's existing periodicals, as well as creating new on-line and off-line information sources for their clients through such journals as "Navigator" and "Travel Watch," two widely disseminated Kroll publications.

According to NetCurrents chairman and CEO Irwin Meyer, "As part of the Letter of Intent, NetCurrents has granted Kroll warrants for the right to purchase up to five percent (5%) of NTCS Common Stock over a three year period, based on certain performance criteria and the execution of the long form agreement. The exercise price of the warrants, which is $4 per share, is based on a premium to the current market price for NTCS Common Stock."

Michael Cherkasky, the president and COO of Kroll commented: "With the rise in Internet fraud and the dissemination of malicious misinformation, the need to protect corporate assets and mitigate risk has never been greater. As a long-standing leader in the investigations, intelligence and security industry, we understand the impact of the Internet, its potential to cause serious corporate damage, and the need to mitigate that risk. We concluded that with NetCurrents' proprietary technology, we would be in a position to now offer our clients the broadest range of real-time investigations, intelligence and security solutions available anywhere."

Meyer added: "This alliance will combine the synergies of two market leaders which we believe will offer corporations, individuals and governments the most complete package of comprehensive, seamless Internet intelligence solutions available today from real-time notification of misinformation to thorough investigation and tracking services. The combination of Kroll's and NetCurrents' expertise will allow us to jointly offer solid solutions that will aggressively assist corporations in combating the global proliferation of Internet fraud, protecting their reputations and guarding their shareholder value."

ABOUT KROLL RISK CONSULTING SERVICES

Kroll Risk Consulting Services is one of the world's leading investigations, intelligence and security firms. With offices on six continents, Kroll is positioned to assist clients in assessing opportunities and solving risk related problems in today's global marketplace. For more information about the company and its services, visit WWW.KROLLWORLDWIDE.COM.

ABOUT NETCURRENTS INC.

NetCurrents, The Premier Internet Intelligence Agency, analyzes communications from more than 50,000 targeted Internet locations in real-time. The company provides clients critical information and counsel to protect their corporate image, measure consumers' perceptions and counter misinformation on the Internet. Due to the sensitivity of businesses that require this type of technology and analysis, the confidentiality of NetCurrents' clients is assured. For more information about the company and its products and services, visit the Web site at WWW.NETCURRENTS.COM.

This news release contains forward-looking statements within the meaning of
Section 37A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including the failure to negotiate and execute the long form agreement, the inability of the two companies to operate effectively together and lack of market acceptance of the products and services offered by the alliance and general economic conditions. The company undertakes no obligation to publicly update or revise the forward-looking statements whether as a result of new information, future events or otherwise.

-------------------------

CONTACT:

     For NetCurrents Inc.
     Allen & Caron Inc.
     Matt Clawson, 949/474-4300 (investors)
     matt@allencaron.com
     Seth Feller, 949/474-4300 (media)
     seth@allencaron.com
      or

     For Kroll Risk Consulting Services
     The Kroll O'Gara Company
     Michael Beber, 212/833-3304
     mbeber@kroll-ogara


                                     Page 3